Exhibit 10.1

Private & Confidential
This Agreement is dated for reference August 8th 2025.
To:    Ranju Das
Re:    Executive Employment Agreement
Dear Ranju:
This agreement contains the terms and conditions of our offer of employment in the position of Chief AI & Technology Officer.

The commencement and continuation of this agreement, and your employment under this agreement, is at all times subject to you satisfying all applicable right to work requirements in the United States.

This offer is also conditional on completion of a background check to the Company’s satisfaction on or before the Effective Date (as defined below), failing which this offer will be of no force or effect.

If you accept employment on the terms and conditions set out below, please execute where indicated.
ARTICLE 1 - INTERPRETATION
1.01    Definitions
In this agreement:
“Affiliate” means lululemon athletica canada inc. and lululemon usa inc., each direct and indirect subsidiary of the Company and any other entities identified, including joint ventures and franchises, in which the Company has an interest.
“Agreement” means this agreement, including its recitals, schedules and addenda, as applicable, and as amended from time to time in accordance with its terms.
“Board” means the board of directors of the Company.
“Bonus Plan” means the Executive Bonus Plan, as amended.
“Cause” means: (a) conviction or entry of a plea of nolo contendere for embezzlement, misappropriation, fraud, dishonesty, unethical business conduct, breach of fiduciary duty, or moral turpitude, or any other felony or serious misdemeanor crime; (b) your inability (other than due to a Disability) or refusal to perform your duties hereunder; (c) your failure to follow reasonable directions from the persons to whom you report; (d) your use of alcohol or use of illegal drugs, interfering with performance of your obligations under this Agreement; (e) your commission of any willful or intentional act which injures or could reasonably be expected to injure the reputation, business or business relationships of Company, its Affiliates, or yourself or other employees of Company or its Affiliates; (f) your willful disregard or violation of Company’s written policies regarding harassment or discrimination, or any other material violation of Company’s written policies as in effect from time to time; (g) your gross negligence or willful misconduct in the performance of your duties or with regard to the assets, business or employees of Company, including without limitation theft or embezzlement by you with respect to Company or any Affiliate; (h) your material breach of this Agreement; (i) your unauthorized use or disclosure of proprietary information, Confidential Information or trade secrets; or (j) your breach of any confidentiality agreement, fiduciary duties or duty of loyalty.
“Company” means lululemon athletica inc.
“Compensation Committee” means the People, Culture and Compensation Committee of the Board.
“Confidential Information” means information disclosed to or known by the Executive as a consequence of or through the Executive’s employment with the Company about the Company’s or any of its Affiliates’ products, operations, research, processes or services, including but not limited to all information relating to research, development, inventions, copyrights, patents, industrial designs, licenses, manufacture, production, distribution, purchasing, accounting, financing, engineering, marketing, merchandising, selling, and other technical, strategic or business information or trade secrets of the Company or any of its Affiliates, or about any of the Company’s or any of its Affiliates’ customers, suppliers, vendors or business affiliates and also includes any information that the Company has received from others that the Company is obligated to treat as confidential or proprietary, but Confidential Information does not include information which is or becomes generally available to the public through no fault of the Executive or which the Executive can establish, through written records, was in the Executive’s possession prior to its disclosure to the Executive as a result of the Executive’s work for the Company.
“Effective Date” means September 2nd 2025.
“Executive” means Ranju Das.
“Plan” means lululemon athletica inc.’s 2023 Equity Incentive Plan, as amended or replaced from time to time.
“Termination Date” means the Executive’s last day of employment unless otherwise agreed in writing by the Company and the Executive.
ARTICLE 2 - EMPLOYMENT
2.01    Employment
(1)    The Company will employ the Executive in the position of Chief AI and Technology Officer.
(2)    The Executive will report to the Chief Executive Officer, or such other position as directed by the Company.
(3)    The Executive will perform duties and responsibilities as are normally provided by a Chief AI and Technology Officer, of a corporation in a business and of a size similar to the Company and such other duties and responsibilities as may reasonably be assigned from time to time by the Company, subject always to the control and direction of the Company.

2.02    At-Will Employment
This Agreement and the Executive’s employment under this Agreement will take effect as of the Effective Date and will continue until terminated in accordance with its terms. The term of this Agreement and the Executive’s employment under this Agreement is at-will, which means that either the Company or the Executive may terminate this Agreement with or without notice, at any time, with or without reason, subject to termination in accordance with the terms of this Agreement.
2.03    Place of Employment
The Executive will perform the Executive’s duties and responsibilities:
(1)    at the principal executive offices of the Company in Seattle, Washington and the Executive will reside within a reasonable daily commuting distance of such offices;
(2)    in Vancouver, British Columbia, Canada, in accordance with the secondment agreement attached as a schedule, which is incorporated by reference and deemed to be part of this Agreement. The parties anticipate that the Executive will spend approximately three (3) days per month, equal to approximately 15% of the Executive’s working time, in Vancouver; and
(3)    at such other locations as the Company deems necessary for business purposes.
Accordingly, the Executive acknowledges that the Executive’s duties and responsibilities will necessitate frequent travel.
ARTICLE 3 - REMUNERATION AND BENEFITS
3.01    Base Salary
The Company will pay the Executive an annual base salary (the “Base Salary”) of US $825,000, in accordance with the Company’s usual payroll practices.
3.02    Bonus
The Executive will be eligible to receive an annual bonus pursuant to the terms and conditions of the Bonus Plan, as may be amended by the Company in its sole discretion from time to time, where such terms and conditions may include but are not limited to limitations on the Executive’s entitlements in the event of termination of the Executive’s employment. The Executive’s bonus target under the Bonus Plan is one hundred percent (100%) of Base Salary. Any bonus is in the Company’s sole discretion. This section is subject to any requirement to the contrary to applicable law.

3.03    Retention Bonuses
The Company agrees to provide the Executive with two (2) retention bonuses in exchange for the Executive accepting employment with Company (the “Retention Bonuses or Retention Bonus”) on the following terms and conditions:

i)    A one-time payment in the amount of US $600, 000 (the “First Retention Bonus”), less applicable tax and other withholdings, on the Company’s first regular pay date following the Effective Date; and
ii)    An additional one-time payment in the amount of US $200,000 (the “Second Retention Bonus”), less applicable tax and other withholdings, on the Company’s first regular pay date following the first anniversary of the Effective Date.
The Company will pay the Executive the Retention Bonuses, as applicable, in advance of the Executive having earned them and in anticipation of the Executive’s continued employment for twenty-four (24) months after each payment (the “Retention Period”). Once the Executive completes the first Retention Period, the First Retention Bonus is earned in full and not subject to repayment. Once the Executive completes the second Retention Period, the Second Retention Bonus is earned in full and not subject to repayment.
If the Executive voluntarily resigns the Executive’s employment or if the Company terminates the Executive’s employment for Cause prior to the Executive completing an applicable Retention Period, the Executive agrees to repay the Company the applicable unearned Retention Bonus within 15 days of the Termination Date, in a prorated amount based on the on the post-tax payment made to the Executive and the length of employment (rounded upwards to the nearest whole month). Notwithstanding the above, if the Company terminates the Executive’s employment without Cause prior to the Executive completing an applicable the Retention Period, the applicable Retention Bonus will be considered earned in full on the Termination Date.
3.04    Incentives
(1)    The Executive will be eligible for annual equity awards as determined by the Compensation Committee, in its sole discretion. These potential equity awards are subject to the terms and conditions set out in the applicable grant agreements and applicable plan documents, which include but may not be limited to the Plan, as may be amended by the Company in its sole discretion from time to time. Such terms and conditions may include but are not limited to limitations on the Executive’s entitlements in the event of termination of the Executive’s employment, as may be amended by the Company in its sole discretion from time to time.
(2)    Subject to the approval of the Compensation Committee of the Board, the Executive will be awarded a one-time grant of a number of restricted share units (“RSUs”) determined by dividing US $750,000 by lululemon athletica inc.’s fair market value per common share determined as of the effective date of the grant. Subject to the Executive’s continued employment, the RSUs will vest over a three-year period, with one-third of the award vesting on or about each of the first, second, and third anniversaries of the grant date. RSU grants are subject to the terms of the Company’s equity incentive plan, the applicable grant agreements, and the Company’s practices and policies on granting RSU awards, including the Company’s standard RSU award agreement.

3.05    Benefits
The Executive will be entitled to participate in applicable group employee benefit plans as are in effect from time to time, subject to and in accordance with the terms and conditions of such plans.
3.06    Fund Your Future Program
The Company offers opportunities to contribute to a long term savings plan and to purchase Company stock via payroll deduction. If the Executive is eligible to participate, the Company matches employee contributions in accordance with the plan provisions. The Executive should review the applicable plans as eligibility and enrollment requirements vary.
3.07    Plan documents and right to change
(1)    Some of the compensation and benefit plans and programs referred to in this offer are governed by insurance contracts and other plan and policy documents, which will in all cases govern.
(2)    The Company reserves the right to amend, change or terminate any or all of its plans, programs, policies and benefits, in whole or part, at any time for any reason without notice to the Executive, including without limitation bonus, commission, benefits, and compensation plans and programs.
3.08    Time Off
The Company’s employee handbook and the Company intranet, “youlu” contain details regarding the Executive’s entitlements to time off work. The Executive will take such time off at times having regard to the best interests of the Company. Except as may otherwise be required by applicable law, the Executive will lose the entitlement to unused time off, which will not be paid out.
3.09    Relocation
The Executive is eligible for relocation benefits as per the attached executive relocation addendum.
3.10    Expenses
The Company will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by the Executive in the course of the Executive’s employment with the Company, in accordance with the Company’s expense reimbursement policy, as amended. The Executive will provide the Company with appropriate statements and receipts verifying such expenses as the Company may require.
3.11    409A
Any reimbursement of expenses or in kind benefits the Executive is entitled to receive shall, to the extent subject to Section 409A of the Internal Revenue Code, be subject to the following: (a) such reimbursements be paid no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (b) the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The Company will pay any gross up amounts to which the Executive is entitled pursuant to the executive relocation addendum no later than the last day of Executive’s taxable year following the taxable year in which Executive remits the applicable tax.
ARTICLE 4 - EXECUTIVE’S COVENANTS
4.01    Full Time Service
The Executive will devote all of the Executive’s time, attention and effort to the business and affairs of the Company, will well and faithfully serve the Company and will use the Executive’s best efforts to promote the interests of the Company and its Affiliates. The Executive will not engage in other employment, including self-employment, or consulting work while employed by the Company, without prior written approval.
4.02    Duties and Responsibilities
In the performance of the Executive’s duties, the Executive agrees to give the Company the full benefit of the Executive’s knowledge, expertise, skill and ingenuity and to exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances. The Executive agrees and acknowledges that they are a fiduciary with a duty of good faith, loyalty, and the avoidance of conflict of duty and self-interest, which requires the Executive to act in the best interests of the Company and its Affiliates.
4.03    Policies, Rules and Regulations
The Executive will be bound by and will faithfully observe and abide by all of the policies, rules and regulations of the Company from time to time in force which are applicable to the Executive, including but not limited to the Company’s employee handbook and Code of Business Conduct. Without limiting the generality of the above, the employee handbook and Code of Business Conduct provide additional details regarding the Executive’s employment, employee discounts, personal accountability, integrity (regarding hours worked), yoga benefits, other benefits, and gifts, entertainment and bribes. Failure to follow any of the Company’ policies, rules or regulations may lead to discipline up to and including termination of employment. Additional information and resources are on youlu, including the Company's policies on accessibility and accommodation for employees with disabilities. The Executive should contact the Executive’s People and Culture Partner for any questions on or assistance in accessing any Company policies because of a disability.
4.04    Conflict of Interest
The Executive will not, during the Executive’s employment with the Company, engage in any business, enterprise or activity that may conflict with the Company’s interests, including the faithful performance of the Executive’s duties. The Executive will refrain from any situation in which the Executive’s personal interest conflicts or may appear to conflict with the Executive’s duties to the Company or the interests of the Company. The Executive agrees that if there is any doubt in this respect, the Executive will inform the CEO and obtain prior written authorization.

4.05    Business Opportunities
During the Executive’s employment, the Executive will communicate to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the business of the Company, subject to any pre-existing obligations to a third party and the employee proprietary rights addendum to this Agreement. Any such information communicated to the Company will be and remain the property of the Company notwithstanding any subsequent termination of the Executive’s employment.
4.06    Restrictive Covenants
The Executive agrees to be bound by the restrictive covenant agreement attached to this Agreement as a schedule which is incorporated by reference and deemed to be part of this Agreement (the “Restrictive Covenant Agreement”).
4.07    Proprietary Rights
The Executive agrees to be bound by the terms and conditions of the employee proprietary rights addendum attached to this Agreement as a schedule which is incorporated by reference and deemed to be a part of this Agreement.
4.08    Pre-Existing Obligations
The Executive must not disclose to the Company confidential or proprietary information of any kind belonging to the Executive’s former employer or any other person or entity. The Company is not employing the Executive to obtain the confidential information business information, intellectual property or business opportunities of the Executive’s former employer or any other person or entity. The Executive affirms that i) the Executive is not subject to any pre-existing obligations, contracts or agreements that would prevent the Executive from complying with this Agreement; ii) by signing this Agreement and working for the Company, the Executive will not be in breach of any obligation to a third party; and iii) the Executive will not breach any pre-existing obligation to a third party in the course of the Executive’s employment.
4.09    Stock Ownership Guidelines
The Executive acknowledges that the Executive has received a copy of the Company’s Stock Ownership Guidelines and acknowledges and agrees to the Guidelines, as currently stated and as they may be amended from time to time.
4.10    Confidential Information
(1)    The Executive acknowledges and agrees that the Executive will not acquire any right, title or interest in or to the Confidential Information. The Executive also acknowledges that the Company has taken great precautions to maintain the confidentiality of the Confidential Information and that but for Executive’s employment with the Company, Executive would not be privy to such Confidential Information.
(2)    At all times during and subsequent to the termination of the Executive’s employment with the Company, the Executive:

(a)    will not use, copy or reproduce the Confidential Information except as may be reasonably required for the Executive to perform the Executive’s duties for the Company and for the Company’s benefit, and the Executive will not directly or indirectly use, disseminate or disclose any Confidential Information for the Executive’s own benefit or the benefit of any other person or entity; and
(b)    the Executive will keep the Confidential Information in strict confidence and take all necessary precautions against unauthorized disclosure of the Confidential Information.
(3)    If the Executive is required by law to disclose any Confidential Information, the Executive will advise the Company immediately of such requirement and all information concerning such requirement, and provide the opportunity for the Company to object or intervene, prior to making any disclosure of Confidential Information.
(4)    This section will survive the termination of the Executive’s employment for any reason.
ARTICLE 5 - TERMINATION
5.01    Termination by the Company
(1)    Accrued Compensation. If the Company terminates the Executive’s employment, the Company will pay all wages accrued to the Termination Date, and any accrued and unused vacation pay, and any other minimum amounts required by law.
(2)    Notice and/or Severance Payment.
(a)    If the Company terminates the Executive without Cause, the Executive will be entitled to the following notice in writing or payment of Base Salary in lieu of such notice, or a combination of notice and payment, in the Company’s sole discretion:
(i)     six (6) months, if the Executive has been employed for under two (2) years; or
(ii)    fifteen (15) months, if the Executive has been employed for two (2) years or more.
If the Company terminates the Executive’s employment for Cause, no notice or payment of Base Salary in lieu of notice will be provided.
(b)    The entitlements under this section are inclusive of any minimum termination notice or pay in lieu of notice owed to the Executive under any federal, state or local law. Any payments made under this section will be:
(i)    inclusive of any minimum termination notice or pay in lieu of notice owed to the Employee under any federal, state or local law;
(ii)    subject to the Executive signing the Company’s standard release and separation agreement;

(iii)    paid in equal instalments on the Company’s normal paydays, unless otherwise required by law, and subject to all deductions and withholdings required by law; and
(iv)    considered severance payments, if the Company places the Executive on inactive or limited employment status during any transition or notice of termination period.
(3)    Restrictive Covenant Agreement. The Company is agreeing to provide any entitlements that exceed the minimum requirements under applicable law in direct consideration of the Executive’s obligations under the Restrictive Covenant Agreement, particularly the non-competition obligations, and any such excess entitlements, or the balance thereof, will cease and be forfeited immediately if the Executive fails to comply with the Restrictive Covenant Agreement, and the Executive will only be entitled to any remaining minimums required by law. Further, any payments made to the Executive during the Non-Competition Period set forth in the Restrictive Covenant Agreement will be offset by any amount of Notice/Severance paid to the Executive and will be subject to the Executive signing the Company’s standard release agreement. For the avoidance of doubt, the Executive is not, under any circumstances, eligible for double payment under the Notice and/or Severance provision or the Restrictive Covenant Agreement.
(4)    Offset Deductions. The Company may deduct from any severance payments under this section, any amounts owed by the Executive to the Company, but only to the extent permitted by applicable law. In no event shall such deductions exceed the total severance/notice amount or reduce the severance to a level that would render the release of claims unenforceable for lack of sufficient consideration.
5.02    Termination by the Executive
The Executive may terminate the Executive’s employment with the Company at any time by giving the Company thirty (30) days’ notice in writing. The Company will have the sole discretion to pay the Executive in lieu of the notice of resignation period and advance the Termination Date, in exchange for a general release and separation agreement. The Executive understands that by virtue of the Executive's role, this is a material term of the Agreement, failure to comply with this provision is a breach of the Agreement and but for the Executive agreeing to comply with this provision, the Executive would not be offered employment, or continue employment under the terms of this Agreement, as applicable.
5.03    Termination Due to Disability or Death
(a)    Disability. If the Executive is prevented from performing the Executive’s duties as called for by this Agreement because of physical or mental incapacity or other disability (a “Disability”) after the Executive have been provided all legally required leaves of absence and reasonable accommodations, then Company shall have the right to terminate the Executive’s employment without Cause. It is contemplated that such termination without Cause would generally occur if the Executive is unable to work for more than a continuous period of twelve (12) weeks, or for shorter periods aggregating more than ninety (90) days in any consecutive twelve (12) month period.

(b)    Death. If the Executive’s employment terminates due to death, the payments and benefits provided for in this article will be paid to the Executive’s surviving spouse, if any, or otherwise to the Executive’s estate, in a single lump sum payment within thirty (30) days of the Executive’s death, or, if otherwise provided in an applicable employee benefit plan, in accordance with the time and form of payment provisions of such plan, in accordance with applicable law.
5.04    Duties
During any notice of termination or notice of resignation period, the Executive will remain an employee and continue to perform some, all or none of the duties of the Executive’s position, as determined by the Company in its sole and absolute discretion, or such other duties as the Company may reasonably request to assist with the transition of the Executive’s role.
5.05    Bonus and Equity Entitlements
On termination of the Executive’s employment for any reason, the Executive’s entitlements regarding bonus and incentive compensation, including but not limited to RSUs, PSUs and stock options, will be governed by the terms of the plans, including but not limited to the Bonus Plan and the Plan, agreements and policies of the Company, as may be applicable, including but not limited to any limitations on such entitlements on termination.
5.06    Return of Property
Upon the end of the Executive’s employment for any reason, or at any other time at the Company’s request, the Executive will promptly (but no later than five (5) days after the earlier of the end of employment or the Company’s request) deliver or cause to be delivered to the Company all property of the Company stored in any manner, including but not limited to the Work Product and the Company’s confidential information, keys, pass cards, identification cards, electronic equipment and passwords, that is in the possession, charge, control or custody of the Executive, without retaining any copies or records whatsoever, in whole or in part. The Executive will sign a certificate attesting to the return of all Company property upon request by the Company.
5.07    No Other Payments or Entitlements
The payments and entitlements pursuant to this article are in full satisfaction of all requirements regarding termination of this Agreement and the Executive’s employment hereunder including, without limitation, pursuant to the common law, any other applicable law and any of the Company’s programs, policies, plans, contracts or agreements, whether written or verbal.
5.08    Resignation as Director and Officer
Upon termination of the Executive’s employment under this Agreement for any reason, the Executive will be deemed to have resigned as a director and officer of all Affiliates contemporaneously with the Termination Date and will immediately, on request of the Company, sign forms of resignation indicating the Executive’s resignation as a director and officer of the Company and any Affiliates and of any other entities of which the Executive occupies similar positions as part of or in connection with the performance by the Executive of the duties under this Agreement, as applicable.

5.09    Provisions which Operate Following Termination
Notwithstanding any termination of the Executive’s employment under this Agreement for any reason whatsoever and with or without Cause, all provisions of this Agreement necessary to give effect thereto, including without limitation the schedules and the Executive’s obligations regarding Confidential Information, will continue in full force and effect following such termination.
ARTICLE 6 - MISCELLANEOUS
6.01    Indemnification
The Executive shall indemnify, defend, protect and hold harmless the Company from liability, loss, claim, cause of action, cost or expense (including, without limitation, attorneys fees and costs) arising out of the gross negligence or intentional misconduct of the Executive.
6.02    Deductions
Any amounts to be paid to the Executive under this Agreement are less all deductions and withholdings required by law or otherwise authorized by the Executive.
6.03    Entire Agreement
This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties, whether oral or written, with respect to the subject matter of this Agreement and any rights which the Executive may have by reason of any such prior agreements. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.
6.04    Severability
If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect. The parties further agree to allow a court to revise or replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.
6.05    Amendments and Waivers
No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law will constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, will not preclude or waive its right to exercise any or all other rights and remedies.

6.06    Notices
Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail, or by electronic means of communication addressed to the recipient as follows:
To the Company:
lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, BC
V6J 1C7
Attention: Senior Vice President, Senior Deputy General Counsel & Corporate Secretary

To the Executive:
Ranju Das
or such other address, individual or electronic communication number as may be designated by notice given by either party to the other.
6.07    Equitable Remedies/Injunctive Relief
The Executive acknowledges that the services to be furnished hereunder and the rights granted to the Company herein are of a special, unique, extraordinary, artistic, and intellectual character which gives them a peculiar value, the loss of which cannot reasonably be compensated for in damages in an action at law; accordingly, the breach by the Executive of any of the provisions of this Agreement will cause the Company irreparable injury and damage, that could not be adequately compensated for solely by monetary award. The Company will be entitled, as a matter of right and without further notice to the Executive, to seek and obtain an injunction, temporary restraining order, or other equitable relief in connection with any breach of this Agreement by the Executive, without the posting of bond or any other security, or without the need to prove monetary damages. This right to seek and obtain injunctive relief will be in addition to and not in lieu of any other rights and remedies which the Company may have, whether at law or in equity, or for damages or otherwise. The Company will be entitled to seek preliminary injunctive relief pursuant to the rights in this Section in any court of competent jurisdiction. The parties agree that the provisions of this Agreement, which includes the schedules to this Agreement, will be specifically enforceable, and that in addition to any other rights which the Company may have at law or in equity, the Company will be entitled to obtain a restraining order and/or an injunction to prevent violation by the Executive of any provision of this Agreement. If the Company prevails at obtaining any preliminary or permanent injunctive or equitable relief, the Executive will indemnify the Company for all attorneys’ fees and costs related with seeking such injunctive or equitable relief. The provisions of this Agreement and the Schedules are of tremendous value to the business of the Company, and were and are a material consideration to the continued employment of the Executive; and without the protection of this Agreement, the Company would be unable to divulge to the Executive the information necessary to enable the Executive to perform the Executive’s duties hereunder and otherwise create the opportunity for the Executive to enhance the Executive’s career.

6.08    Arbitration Agreement
The Executive voluntarily agrees to be bound by the terms and conditions of the arbitration agreement between the Company and the Executive, a copy of which is attached to this Agreement as a schedule and is incorporated by reference and deemed to be a part of this Agreement.
6.09    Successors and Assigns
This Agreement will be binding upon the Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns. The Company may assign this Agreement in its discretion, including all licenses granted to the Company hereunder.
6.10    Governing Law and Venue
This Agreement will be governed by and construed and enforced in accordance with the laws of the state of Washington, without regard to conflicts of laws. Each party consents to the jurisdiction and venue of the state or federal courts in Seattle, Washington, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement. The Company and the Executive each irrevocably consent to the exclusive personal jurisdiction of the federal courts located in Seattle, Washington as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in Seattle, Washington or with respect to matters arising out of Section 6.07, personal jurisdiction will be nonexclusive.  Executive further agrees and understands that the state of Washington has a substantial relationship to the parties and to the transaction. The terms of this Agreement and my employment will be based in Washington and I, the Executive am a resident of the state of Washington. Further, the parties have chosen Washington as the exclusive forum to decide all matters arising from this Agreement.
6.11    Voluntary and Knowing
The Executive acknowledges that the Executive has had the opportunity to negotiate this Agreement and is entering this Agreement voluntarily. The Executive also acknowledges that it was recommended to the Executive by the Company that the Executive obtain independent legal advice before executing this Agreement and that the Executive has been afforded an opportunity to do so.
6.12    Electronic Signatures and Counterparts
This Agreement may be signed electronically, and in counterparts which taken together will constitute a single document, and any electronic signatures are the same as handwritten signatures for the purposes of validity, enforceability and admissibility of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement.
Yours truly,

lululemon athletica inc. /s/ CALVIN MCDONALD
Calvin McDonald, Chief Executive Officer

/s/ RANJU DAS
Ranju Das

Date: August 11, 2025

SCHEDULE A
RESTRICTIVE COVENANT AGREEMENT
This agreement (the “Agreement”) is made and entered into between lululemon athletica inc. (the “Company” or “lululemon”) and Ranju Das (the “Employee”).
IN ACCORDANCE WITH the letter of employment between the Company and the Employee dated August 8, 2025 (the “Employment Agreement”) and the terms and conditions of employment set out therein;
AND IN CONSIDERATION OF the payment of good and valuable consideration by the Company to the Employee as set out in the Employment Agreement, the receipt and sufficiency of which is hereby acknowledged, the Employee covenants, warrants and agrees as follows:
ARTICLE 1 - NON-DISPARAGEMENT
1.1    The Employee undertakes and covenants that the Employee will permanently refrain from directly or indirectly disclosing, expressing, publishing or broadcasting, or causing to be disclosed, expressed, published or broadcast, or otherwise disseminated or distributed in any manner, in the Employee’s own name, anonymously, by pseudonym or by a third party, to any person whatsoever, any comments, statements or other communications (the “Statements”), which a reasonable person would regard as reflecting adversely on the character, reputation or goodwill of the Company or any of its Affiliates (which means lululemon athletica canada inc., lululemon usa inc., each direct and indirect subsidiary of the Company and any other entities identified, including joint ventures and franchises, in which the Company has an interest (each an “Affiliate”)), or any of its or their employees, officers, directors, investors, shareholders or agents, or which a reasonable person would regard as reflecting adversely on any aspect of their business, products, or services, and without limiting the generality of the foregoing, Statements will not be made by means of oral communications, press releases, articles, letters, telephone calls, telephone messages, e-mail messages, or in postings on the Internet on websites, or to newsgroups or to list servers. However, nothing herein is intended to interfere with the Employee’s rights under Section 7 of the National Labor Relations Act, if applicable. Nothing in this Agreement prohibits, limits, or restricts, or will be construed to prohibit, limit, or restrict, the Employee from disclosing sexual harassment or sexual assault occurring in the workplace, at work-related events coordinated by or through the Company, or between employees, or between the Company and an employee, off the employment premises.
ARTICLE 2 - NON-COMPETITION AND NON-SOLICITATION
2.1    For the purposes of this Agreement:
(a)    “Competing Business” means any business engaged in the design, manufacture, distribution or sale of athletic apparel or accessories similar to or competitive with the products of the Company or any of its Affiliates which are sold or intended for sale in any part of the Territory. For illustration only, as of the date of this Agreement, Competing Business includes, but is not limited to, Athleta, Nike, Under Armour, Adidas,
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Lucy, Kit & Ace, Gymshark, Sweaty Betty, Outdoor Voices, ALO LLC, Vuori, Inc., Aritzia LP and Arc’teryx Equipment.
(b)    “Territory” means the United States of America.
(c)    “Layoff” means termination for reasons other than the Employee’s actual performance or conduct, including position elimination or reduction in force.
2.2    The Employee covenants that during the term of the Employee’s employment with the Company and for a period of twelve (12) months (the “Non-Competition Period”) following the termination of the Employee’s employment for any reason, including without cause or by resignation, the Employee will not, directly or indirectly, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or engage in, any Competing Business. Notwithstanding the foregoing, the Employee may hold up to five percent (5%) of the outstanding securities of any class of publicly-traded securities of any company.
2.3    The Employee covenants that during the term of the Employee’s employment with the Company and for a period of twelve (12) months (the “Non-Solicitation Period”) following the termination of the Employee’s employment for any reason, including without cause or by resignation, the Employee will not, directly or indirectly, whether individually or in conjunction with any other person or entity:
(a)    other than on behalf of the Company, solicit, or attempt to solicit, any customer of the Company with which the Employee has had contact or to which the Employee has provided services during the last twelve (12) months of employment with Company, for the purpose of providing or offering any goods or products that are offered by Company or competitive with those offered by the Company;
(b)    influence or attempt to influence, or solicit or attempt to solicit, any consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its Affiliates; or
(c)    solicit for employment, employ or retain (or arrange to have any other person or entity employ or retain) any person who is at such time employed or retained by the Company or any of its Affiliates, or has been employed or retained by the Company or any of its Affiliates, within the preceding twelve (12) months.
2.4    If Employee violates or breaches any provision in this Article 2, the Non-Competition Period and the Non-Solicitation Period shall be tolled during the period the Employee violated or is alleged to have violated this Article 2.
2.5    If the Employee violates or breaches any provision in this Article 2, as determined in the sole discretion of the Company, without limiting any other remedies available to the Company, the Employee automatically and immediately forfeits any incentives or equity received as a result of the Employee’s employment with the Company, and the Company shall automatically reacquire all units which are not, as of the time of such breach, vested units, and the Employee shall not be entitled to any payment therefor.
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2.6    Should the Company wish to enforce the restrictions set forth in Section 2.2 above following termination of Employee’s employment as a result of a Layoff, the Company shall continue to pay Employee the Employee’s base salary at the time of termination of employment, less applicable withholdings and deductions, for the Non-Competition Period, less any compensation earned through subsequent employment during the Non-Competition Period, in bi-weekly payments in accordance with the Company’s normal payroll procedures.
2.7    Should the Company wish to enforce the restrictions set forth in Section 2.2 above following the Employee’s voluntary separation of employment, the Company shall continue to pay the Employee fifty percent (50%) of the Employee’s monthly base salary, less required taxes and withholdings, immediately preceding termination of employment during the Non-Competition Period enforced, in equal installments in accordance with the Company’s payroll procedures.
2.8    Any payments made to employee during the Non-Competition Period will be offset by any amount of Notice/Severance paid to Employee and will be subject to Employee signing the Company’s standard release agreement. For the avoidance of doubt, Employee is not, under any circumstances, eligible for double payment under the Notice and/or Severance provision or the Restrictive Covenant Agreement. Additionally, if Employee is placed on inactive or limited employment status by the Company during their employment or any ‘transition’ or ‘notice’ period, the Company may elect, in its sole discretion, to count this time toward the Non-Competition Period.
2.9    The Company has the option, in its sole discretion, to reduce all or a portion of the Territory, the Non-Competition Period or the Non-Solicitation Period, or to limit the definition of Competing Business, by giving the Employee written notice at any time.
ARTICLE 3 - MISCELLANEOUS
3.1    Defend Trade Secrets Act of 2016. Pursuant to the Defend Trade Secrets Act of 2016, the Employee acknowledges that the Employee shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if the Employee files an action for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and may use the trade secret information in the court proceeding, if the Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, the Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company.
3.2    Upon termination of the Employee’s employment, or at any time at the Company’s request before termination, the Employee will promptly (but no later than five (5) days after the earlier of the termination of the Employee’s employment or the Company’s request) return to the Company all papers, drawings, notes, memoranda, manuals, specifications, designs, devices, documents, diskettes and tapes, and any other material on any media containing or disclosing
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any Confidential Information (as defined in the Employment Agreement), as well as all keys, pass cards, identification cards and other property of any kind belonging to the Company. The Employee will submit a written certification of the Employee’s compliance with the Employee’s obligations under this section at the same time.
3.3    The Employee acknowledges and agrees that the covenants and obligations under Article 1 and Article 2 of this Agreement are material, fair, reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests. Employee acknowledges and agrees that the Company provided Employee a copy of this Restrictive Covenant Agreement in advance of Employee accepting the Company’s offer of employment.
3.4    The Employee acknowledges and agrees that the decision of the Company to enter into an employment relationship with the Employee is based in substantial part upon the Employee’s covenants contained in Article 1 and Article 2, and that the calculation of damages for a breach of any of the covenants contained in Article 1 and Article 2 may be difficult or impossible. If the Employee breaches any of the covenants contained in Article 1 and Article 2, and without precluding the Company from seeking any other remedy to which it may lawfully be entitled for such breach, the Employee agrees that the Company shall be entitled, as a matter of right, and without the posting of any bond or security by the Company, to the following judicial relief without proving any monetary damages:
(a)    an order for specific performance of these covenants;
(b)    an interim, interlocutory and permanent injunction to prevent the Employee from breaching or further breaching any of these covenants;
(c)    an award of special costs of any such court application against the Employee;
and the Employee further covenants and agrees not to oppose the granting of any such judicial relief and hereby waives any and all defenses to the strict enforcement of this Agreement and such judicial relief.
3.5    The Employee further acknowledges and agrees that the covenants and restrictions contained in Article 2 will not prevent the Employee from seeking gainful employment or otherwise unduly restrict the Employee’s ability to earn a livelihood and the Employee has entered into this agreement with full knowledge of the meaning and effect of this Agreement.
3.6    Should any part of this Agreement be declared or held to be invalid for any reason, (a) that provision shall be deemed amended to enforce the scope of the restrictions of this Agreement to the maximum extent permitted by applicable law; and (b) the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid. To the extent permitted by law, the parties agree to allow a court to revise or replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.
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3.7    This Agreement shall be governed by and interpreted in accordance with the laws of Washington, excluding its conflict of laws rules.
3.8    This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.
3.9    The Employee acknowledges that it was recommended to the Employee by the Company that the Employee obtain independent legal advice before executing this Agreement and that the Employee has been afforded an opportunity to do so.
IN WITNESS WHEREOF the parties have executed this Agreement.

lululemon athletica inc. /s/ CALVIN MCDONALD	/s/ RANJU DAS
Calvin McDonald, Chief Executive Officer	Ranju Das

August 8, 2025	August 11, 2025
Date	Date

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